Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Rider Exploration, Inc. (An Exploration Stage Company), of our report dated April 7, 2010 on our audit of the financial statements of Rider Exploration, Inc. as of October 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, and since inception on May 17, 2007 through October 31,2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
April 15, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351